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                                                                  Exhibit 10.13

                       AMENDED AND RESTATED
                       EMPLOYMENT AGREEMENT


THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") between Mattel, Inc., a Delaware corporation ("Mattel") and __________ _________________ (the "Executive"), dated as of the ____ day of _____
____ , 199_.

     Executive and Mattel are parties to an Employment Agreement dated as of __________________, (the "Existing Employment Agreement") providing for the employment of Executive.

     Executive and Mattel desire to amend and restate the Existing Employment Agreement in its entirety.

     In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Executive and Mattel agree to amend and restate the Existing Employment
Agreement in its entirety as follows:

     1. Employment Period. Mattel hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of Mattel for the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the third anniversary of such date or (ii) the first day of the month

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coinciding with or next following the Executive's sixty-fifth birthday.
Such date is herein called the "Normal Retirement Date" and such period the "Employment Period"; provided, however, that commencing on the first day of the month next following the effective date hereof, and on the first day of each month hereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive's Normal Retirement Date, unless at least 60 days prior to any Renewal Date Mattel or the Executive shall give notice to the other that the Employment Period shall not be so extended.

     2.  Duties.   (a)  Executive's Position and Duties.  During the
Employment Period, the Executive's position (including titles), authority and responsibilities shall be similar to those held by the Executive on the date hereof with such additions and modifications, and consistent with responsibilities generally assigned to executive officers of Mattel as the Chief Executive Officer of Mattel may in his discretion and acting in good faith from time to time assign to Executive. The Executive's services shall be performed in the general area in which Executive was employed on the date of this Agreement and Executive will not be transferred outside the area without Executive's consent, other than for normal business travel and temporary assignments.

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          (b)  Full Time.  The Executive agrees to devote his full
business time to the business and affairs of Mattel and to use his best efforts to perform faithfully and efficiently the responsibil-ities assigned to him hereunder to the extent necessary to discharge such responsibilities, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities; (ii) periods of vacation and sick leave to which he is entitled; and (iii) the management of his personal investments and affairs. Executive will not engage in any outside business activity including, but not limited to, activity as a consultant, agent, partner or officer or provide services of any nature directly or indirectly to a corporation or other business enterprise.

     3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at a monthly rate at least equal to the monthly salary paid to Executive by Mattel on the date of this Agreement. The Base Salary shall be reviewed at least every two years and may be increased at any time and from time to time by action of the Board of Directors of Mattel (the "Board") or any committee thereof or any individual having authority to take such action in accordance with Mattel's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of Mattel hereunder, and after any such increase, the Base Salary shall not be reduced.

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          (b)  Bonus Programs.  In addition to the Base Salary, the
Executive shall continue to participate in Mattel's cash and deferred bonus or incentive plans or programs ("Bonus Programs") as may be in effect from time to time with respect to executives employed by Mattel at a participation level reflecting Executive's responsibili-ties, including but not limited to, the Management Incentive Plan and Long-Term Incentive Plan as they may be modified from time to time and including any plans substituted therefore, provided, however, except as provided in Section 5(f) hereof, the determination of the amounts to be paid pursuant to such plans shall be made by the Board or a committee thereof authorized to take such action and shall be made in accordance with Mattel's compensation practice and the terms and provisions of such plans or programs.

          (c) Incentive and Savings Plans. In addition to the Base Salary and participation in the Bonus Programs, during the Employment Period the Executive shall continue to be entitled to participate in all incentive and savings plans and programs, including stock option plans, as well as in all retirement plans, including the Mattel Supplemental Executive Retirement Plan, as may be in effect from time to time with respect to executives employed by Mattel at Executive's level reflecting Executive's responsibilities.

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          (d)  Benefit Plans.  The Executive and/or his family, as
the case may be, shall be entitled to receive all amounts which he or his family is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel in which Executive is a participant as in effect from time to time with respect to executives employed by Mattel.

          (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of Mattel as in effect from time to time with respect to executives employed by Mattel.

          (f) Fringe Benefits. The Executive shall be entitled to fringe benefits, including an automobile, a club membership and related expenses, and financial counseling in accordance with the policies of Mattel as in effect from time to time with respect to executives employed by Mattel.

          (g) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the policies of Mattel as in effect from time to time with respect to executives employed by Mattel.

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          (h)  Certain Amendments.  Nothing herein shall be construed to prevent Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to have the opportunity to receive compensation and benefits consis-tent with Sections 3(a) through (g).

     4. Termination. (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. Mattel may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with Mattel shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date"). For purposes of this Agreement, an Executive's Disability shall be deemed to have occurred when the Executive becomes entitled to receive disability benefits under the Mattel Long-Term Disability Plan for exempt employees.

          (b) Cause. Mattel may terminate the Executive's employ-ment for "Cause" if a majority of the Board determines that "Cause" exists. For purposes of this Agreement, "Cause" means (i) an act or acts of dishonesty on the Executive's part which are intended to result in his substantial personal enrichment at the expense of Mattel or (ii) repeated violations by the Executive of his obliga-tions under Section 2 of this Agreement which are demonstrably willful and deliberate on the Executive's part and

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which resulted in material injury to Mattel or (iii) conduct of a criminal nature may or which is likely to have an adverse impact on Mattel's reputation or standing in the community or on its relationship with its customers or those who purchase or use its products (iv) fraudulent conduct in connection with the business or affairs of Mattel, regardless of whether said conduct is designed to defraud
Mattel or others.

          (c) Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means:

               (i) Without the express written consent of the Executive, the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 2 of this Agreement;

               (ii) any failure by Mattel to comply with any of the provisions of Section 3 of this Agreement, other than an insubstan-tial and inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Executive;

               (iii) Mattel requires the Executive without his consent to be based at any office or location other than an office or location in the general area where Executive was based on the

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date of this Agreement, except for travel reasonably required in the performance of the Executive's responsibilities;

               (iv) any purposed termination by Mattel of the Executive's employment otherwise than as permitted by this Agreement; or

               (v) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11(b).

          (d) Change of Control. A "Change of Control" shall be deemed to have occurred if:

               (i) any "Person", which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Mattel, any trustee or other fiduciary holding securities under an employee benefit plan of Mattel) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirect-ly, or securities of Mattel representing 30% or more of the combined voting power of Mattel's then outstanding voting securities;

               (ii) during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Mattel, and any new director whose election by the Board,

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or whose nomination for election by Mattel's stockholders, was approved by a vote of at least one-half (1/2) of the directors (other than in connection with a contested election) cease for any reason to constitute at least a majority thereof;

               (iii) the stockholders of Mattel approve (I) a plan of complete liquidation of Mattel or (II) the sale or disposition by Mattel for all or substantially all of Mattel's assets unless the acquirer of the assets or its board of directors shall meet the conditions for a merger or consolidation in subparagraphs (iv) (I) or (iv) (II) below; or

               (iv) the consummation of a merger or consolidation of Mattel with any other company other than:

                    (I) such a merger or consolidation which would result in the voting securities of Mattel outstanding immediately prior thereto continuing to represent (either by remaining outstand-ing or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of Mattel's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

                    (II) such a merger or consolidation, which would result in the directors of Mattel who were directors immediately prior thereto, continuing to constitute at least 50% of

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the directors of the surviving entity immediately after such merger or consolidation.

In this paragraph (iv), "surviving entity" shall mean only an entity in which all of Mattel's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of Mattel who were directors immediately prior thereto" shall include only individuals who were directors of Mattel at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

          (e) Notice of Termination. Any termination by Mattel for Cause or following a Change of Control or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). Any termination by Mattel due to Disability shall be given in accordance with Section 4(a). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) and except in the event of a termination as a result of a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice,

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specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice).

          (f) Date of Termination. "Date of Termination" means the fifth day following the mailing (or if personally delivered, the date of delivery) of the Notice of Termination or any later date specified therein, as the case may be. Notwithstanding any contrary provision in Section 4(e), if the Executive's employment is terminated by Mattel for any reason other than Cause, Death, or Disability, the Date of Termination is the date on which Mattel notifies the Executive of such termination; if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date, and if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death.

     5.   Obligations of Mattel upon Termination.
          (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to those provided by Mattel to surviving families of executives of Mattel under the plan, programs and policies described in Sections 3(d) and 3(f) of

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this Agreement, if any, as in effect from time to time with respect to executives employed by Mattel with comparable responsibilities and their families.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to receive after the Disability Effective Date disability and other benefits at least equal to those provided by Mattel to disabled employees and/or their families in accordance with the plans, programs and policies described in Sections 3(d) and 3(f) of this Agreement if and as in effect on the Disability Effective Date with respect to executives with comparable responsibilities and their families.

          (c) Cause. If the Executive's employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason, Mattel shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and Mattel shall have no further obligations to the Executive under this Agreement.

          (d)  Good Reason Other Than for Cause or Disability.
               (i) Lump Sum Payments. If during the Employment Period Mattel shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate his employment for Good Reason other than a termination for Good Reason

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within 18 months following a Change of Control as provided in Section
5(e);
                    (I) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                         (A)  if not theretofore paid, the Executive's
Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given; and

                         (B)  an amount equal to the average annual
Management Incentive Plan bonus, if any, paid to Executive pursuant to the Bonus Programs provided in Section 3(b) with respect to the two fiscal years next preceding the Date of Termination ("Annual Bonus") multiplied by a fraction whose numerator shall be the number of full months that have elapsed from the end of the last fiscal year with respect to which a Management Incentive Plan bonus calculation was made, and ending on the Date of Termination and the denominator shall be 12.

                         (C)  an amount under the Long-Term Incentive
Plan which had been determined and allocated to Executive's account under such plan plus amounts that had been earned in the next preceding fiscal year that were not determined or allocated at the Date of Termination but would have been allocated to Executive had he continued in the employ of Mattel; such latter

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amounts to be payable 30 days after such amounts have been determined.

                         (D)  three times the sum of (x) the
Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given and (y) the Annual Bonus defined in
Section 5(d)(I)(B).

                    (II) Options granted to Executive under Mattel's stock option plans (the "Stock Option Plan") which options have been outstanding for more than six months shall become immediately exercisable and Executive shall have for a period of 90 days following such Date of Termination to exercise all options granted under the Stock Option Plans then exercisable, but not to exceed the term of the grant, or which become exercisable pursuant to this clause (II).

                    (III) Awards of share units granted to Executive shall become payable as of the Date of Termination and the amount payable shall be determined by multiplying the value of the share units by a fraction whose numerator shall be the number of full months that have elapsed since the date of award of the share units and the denominator shall be the number of months from the date of the award of the share units to the date the share

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units are payable.  The value of the share units shall be determined in accordance with Section 6 of the award agreement with the Valuation Date defined therein being the Date of Termination.

                    (IV) In addition, Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 3(e) if his employment had not terminated; and

                    (V) Until the earlier of (i) the first day of the month coinciding with or next following the Executive's Normal Retirement Date, (ii) the third anniversary of the Date of Termina-tion referred to in this Section, or (iii) the date Executive accepts other employment, Mattel shall continue benefits to the Executive and/or his family at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Sections 3(d) and 3(f) of this Agreement if the Executive's employment had not been terminated, if and as in effect from time to time with respect to executives employed by Mattel with comparable responsibilities and their families. The last 18 months of Executive's participation shall be deemed to be participation under an election to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act.

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                    (VI)  For purposes of the Mattel Supplemental
Executive Retirement Plan, Executive shall be credited with three years of service in addition to his years of service actually accrued through the Date of Termination.

          (e) Change of Control. If during the Employment Period and within 18 months following a Change of Control, Executive shall terminate his employment for Good Reason as defined in Section 4(c) or if Mattel terminates the Executive's employment other than for Cause or Disability;
                    (i) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
                         (A)  if not theretofore paid, the Executive's
Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given; and
                         (B)  an amount equal to the Management
Incentive Plan bonus that would have been payable to executives of Mattel in the same bonus category as Executive pursuant to the Bonus Programs provided in Section 3(b) assuming, for purposes of calculat-ing the amount of the bonus pool under the plan, that the "maximum" amount, as that term is used in the plan, were achieved, ("Annual Bonus") multiplied by a fraction whose numerator shall be the number of full months that have elapsed from the end of the last fiscal year with respect to which a Management Incentive Plan bonus calculation was made, and ending on the Date of Termination

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and the denominator shall be 12.  The year on which the computation is based shall be the year in which the Date of Termination occurred;

                         (C)  an amount under the Long-Term Incentive
Plan which had been determined and allocated to Executive's account under such plan plus amounts that had been earned in the next preceding fiscal year that were not determined or allocated as of the Date of Termination but would have been allocated to Executive had he continued in the employ of Mattel; such latter amounts to be payable 30 days after such amounts have been determined.

                         (D)  three times the sum of (x) the
Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given, (y) the Executive's Annual Bonus, and
(z) Current Year's Long-Term Bonus. For purposes of this clause (D), Current Year's Long-Term Bonus shall be an amount equal to the Long-Term Bonus provided in Section 3(b) that would have been allocated to Executive, assuming, for purposes of calculating the amount earned under the plan, that the maximum payment, as that term is used in the plan, was achieved and the year on which the computation is based is the year in which the Date of Termination occurred.

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                    (ii)   If it is determined that the payment or
distribution by Mattel to Executive pursuant to Section 5(e) (determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (iii) In addition, Executive shall receive the amounts and be entitled to the benefits provided in clauses (IV), (V) and (VI) of Section 5(d)(i).

          (f) Bonus During Cancellation Period. If Mattel notifies the Executive that the Employment Period provided in Section 1 hereof will not be automatically extended as provided therein, the compensa-tion of Executive shall continue as provided

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in this Agreement for the period provided therein, except that the amount of short-term incentive compensation payable under the Bonus Programs with respect to each fiscal year during such period (including the year in which the notice was given) shall be the Annual Bonus as determined in Section 5(d)(I)(B). Amounts payable with respect to the year in which the term specified in Section 1 expires shall be prorated based on a fraction the numerator of which is the number of full months from the beginning of such year until the date of the expiration of this Agreement and denominator is 12.

     6.   Non-exclusivity of Rights.    Nothing in this Agreement
shall prevent or limit the Executive's continuing or future partici-pating in any benefit, bonus, incentive or other plan or program provided by Mattel and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with Mattel or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     7. No Set Off, Payment of Fees. Except as provided herein, Mattel's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall

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not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against the Executive or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by Executive that he terminated for Good Reason or that the termination for Cause was improper, in which case such fees and expenses shall be paid only if Executive prevails in whole or in part. All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by Bank of American National Trust and Savings Association in effect from time to time during the period of such nonpayment. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless Mattel and the Executive shall otherwise mutually agree, be deemed to have terminated at the date of giving such purported Notice of Termination by mutual consent of Mattel and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date.

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     8.   Arbitration of Disputes. (a) The parties agree that any
disputes, controversies or claims which arise out of or relate to this Agreement, Executive's employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Mattel (or the nature of the relationship) or the continuation or termination of that relation-ship, including, but not limited to, claims that a termination was for Cause, including the Board's determination in accordance with
Section 4(b), or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration before a board of three arbitrators.

     One arbitrator shall be selected by the Executive, one by Mattel and the third by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the

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office of the American Arbitration Association nearest to the employee's residence with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties. In the absence of agreement, the Chairman of the Board of Mattel shall determine the location.

          (b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continua-tion or termination of that relationship, and in further consider-ation of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum.

          (c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claim arising out of or related to the termination of the Executive's employment must be presented by him within one year of the Date of Termination. Unless the party against whom any claim is asserted

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waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

          (d) Mattel will pay all costs and expenses of the arbitration to the extent provided in Section 8, hereof. In the event expenses are not paid by Mattel, and without diminishing the Executive's right to reimbursement as provided in this Section costs and expenses shall be paid as follows: (x) the expenses of the neutral arbitrator and of a transcript of any arbitration proceeding shall be divided equally between the Executive and Mattel; and (y) each party shall bear the expenses of the arbitrator selected by it and of the witnesses it calls.

          (e) Any decision and award or order of the majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

          (f) Each of the above terms and conditions shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

          (g) Any decision and award or order of the majority of the arbitrators shall be final and binding between the parties as to all claims which were or could have been raised in connection

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with the dispute to the full extent permitted by law. In all other cases, the parties agree that the decision of the board of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the employee in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

     9. General Release. Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to Executive's employment or the termination thereof during the Employment Period and all amounts to which Executive shall be entitled whether during the term of employment or upon termination thereof. Accordingly, upon Mattel's fulfilling its obligations to Executive hereunder, Executive, on behalf of himself and his related individuals and entities, if any, including, but not limited to, any predecessors, successors/ assigns, and any and all other related individuals and entities, if any, and each of them, shall and does hereby forever relieve, release, and discharge Mattel and its respective predecessors, successors, assigns, owners, attorneys representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of this Agreement, Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with Executive's employment with, or termination of employment from, Mattel or any of its related entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimina-tion on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contact, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

     Upon Mattel's fulfilling its obligations to Executive hereunder, Executive expressly waives any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government, or political subdivision thereof, similar to Section 1542 ("similar provision"). Thus Executive may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released hereunder. Section 1542 provides as follows:


          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materi-ally affected his settlement with the debtor."

     10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by Mattel or any of its affiliated companies and which shall not be public knowledge and will continue to be bound by the provisions of the Patent and Confidence Agreement previously executed by Executive. After termination of the Executive's employment with Mattel, he shall not, without the prior written consent of Mattel, communicate or divulge any such information, knowledge or data to anyone other than Mattel and those designated by it.

     11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of Mattel shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consoli-dation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

     12. Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended or modified only by a written instruction executed by Executive and Mattel.

     13. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to the Executive:
                    --------------------
                         __________________________
                         __________________________
                         __________________________

                    If to the Corporation:
                    ----------------------

                         MATTEL, INC.
                         333 Continental Blvd.
                         El Segundo, CA 90245
                         ATTENTION: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          (c) The invalidity of unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) Mattel may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, the Executive has hereunto set hand and, pursuant to the authorization from the Board of Directors, Mattel has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                              __________________________
                              Executive


                              MATTEL, INC.


                              By:_______________________




ATTEST:


__________________________
Secretary



(SEAL)

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